SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 23, 2009

Dayton Superior Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11781	31-0676346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
7777 Washington Village Drive, Dayton, Ohio	45459
(Address of Principal Executive Offices)	(Zip Code)

(937) 428-6360
Registrant's telephone number, including area code

Not applicable
(Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On July 23, 2009, Dayton Superior Corporation (the “Company”) filed a proposed plan of reorganization (the “Plan”) and disclosure statement with the United States Bankruptcy Court for the District of Delaware in Wilmington.  Under the Plan, which the Company believes has the support of an overwhelming majority of the secured and unsecured creditors, approximately $161 million of the Company’s Senior Subordinated Notes due 2009 will be converted to equity. Qualified prepetition note holders would have the right to purchase additional shares of stock of the reorganized Dayton Superior through a $100.0 million rights offering. Pursuant to the backstop rights purchase agreement with the Company (which is subject to the satisfaction of certain conditions), two of the largest prepetition note holders, Oaktree Capital Management, L.P. and Solus Alternative Asset Management LP, have agreed to provide a $100 million backstop for any unsubscribed portion of the rights offering, and the Company is obligated to pay Oaktree and Solus, in addition to the reimbursement of expenses, a commitment fee or alternative transaction fee upon the occurrence of certain events. Oaktree and Solus would own a substantial majority of the stock of the reorganized Dayton Superior upon its emergence from chapter 11 as a privately owned company.  The foregoing description does not purport to be complete and is qualified in its entirety by reference to the text of the backstop rights purchase agreement and the Plan, each of which has been filed in connection with the Company’s ongoing chapter 11 bankruptcy case.

Item 8.01     Other Events.

On July 24, 2009, the Dayton Superior Corporation issued a press release announcing that it has filed a proposed plan of reorganization and disclosure statement with the United States Bankruptcy Court for the District of Delaware in Wilmington. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.  The following are furnished as exhibits to this Form 8-K pursuant to Item 601 of Regulation S-K:

99.1 Press Release dated July 24, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 27, 2009

DAYTON SUPERIOR CORPORATION

		By:	/s/ Edward J. Puisis
			Name:	Edward J. Puisis
			Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated July 24, 2009.